Amendment Number 1: Form 1-A/A for the Preliminary Offering Circular filed on March 10, 2022 for Medical 21, Inc. This Amendment incorporates three changes. First, the Issuer has included its Bylaws as an exhibit and has included references to the Bylaws where appropriate. Second, the Issuer has attached an accountant’s consent with an updated date as an exhibit. Third, the Issuer has included testing the waters materials as an exhibit.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THIS INVESTMENT INVOLVES A DEGREE OF RISK THAT MAY NOT BE SUITABLE FOR ALL PERSONS. ONLY THOSE INVESTORS WHO CAN BEAR THE LOSS OF A SIGNIFICANT PORTION OF THEIR INVESTMENT SHOULD PARTICIPATE IN THE INVESTMENT. (SEE “RISK FACTORS” BELOW.)

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE SALE THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Form 1-A/A

Amendment Number 1

Preliminary Offering Circular

For

Medical 21, Inc.

A Minnesota Corporation

April 21, 2022

SECURITIES OFFERED : Equity in the form of Shares of common stock

PRICE PER SHARE : $5.80 per Share of Common Stock

MAXIMUM OFFERING AMOUNT : $40,000,000.00

MINIMUM OFFERING AMOUNT : Not Applicable (No Minimum Offering Amount)

MINIMUM INVESTMENT : $116.00

CONTACT INFORMATION :

Medical 21, Inc.

15070 23rd Avenue North

Minneapolis, MN 55447

(952) 221-3104

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than ten (10%) percent of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, Investors are encouraged to refer to www.investor.gov.

Medical 21, Inc. (the “Company” or “Medical 21” or the “Issuer”) is a Minnesota corporation, originally formed on February 12, 2016 by filing Articles of Incorporation with the Secretary of the State of Minnesota. (see Exhibit 2 “Articles of Amendment to Articles of Incorporation of Medical 21, Inc.”). The Company is offering (the “Offering”) by means of this offering circular (the “Offering Circular”) Company equity in the form of common stock denominated in shares (the “Shares”) on a “best efforts” and ongoing basis to investors who meet the Investor Suitability standards as set forth herein. (See “Investor Suitability” below.) The Company will offer Shares through medical21.com (“Platform”), and through Rialto Markets, a FINRA-registered broker-dealer entitled to commissions upon the sale of the Shares. (See the “Terms of the Offering” below.) Persons who purchase Shares will be shareholders of the Company (“Shareholders” or “Investors”). The Company intends to use the Proceeds of this Offering (“Proceeds”) to research, develop, test, and manufacture an artificial, nitinol-supported thin wall tubular graft, the MAVERICS Graft (the “Graft”) for use in heart bypass CABG surgeries.

The minimum investment amount per Investor is One Hundred Sixteen dollars ($116.00), representing Twenty (20) Shares at Five Dollars and Eighty Cents ($5.80) per Share. Although the Company does not intend to list the Shares for trading on any exchange or other trading market, the Company has adopted a redemption plan designed to provide Investors with limited liquidity for their investment in the Company. (See “Description of the Securities” below)

The Company is a run by a board of directors, comprised of one (1) director (the “Board” collectively, “Director” when referring to a director). The day-to-day management and investment decisions of the Company are vested in the Board and in the Officer. The Board is advised by an Advisory Board, comprised of various industry leader and vocational experts. The Company intends to use the Proceeds of this Offering to (1) commence and execute human clinical trials of the MAVERICS Graft; (2) obtain regulatory approval from national health agencies in key global markets; (3) increase the Company’s capacity for manufacturing of the MAVERICS Graft; (4) expand the marketing and sales activities of the Company.

Sales of the Shares pursuant to the Offering will commence immediately upon qualification of the Offering by the Securities and Exchange Commission (the “Effective Date”) and will terminate at the discretion of the Board or twelve (12) months following the Effective Date, whichever is earlier. The maximum amount of the Offering shall not exceed Forty Million Dollars ($40,000,000) in any twelve (12) month period (“Maximum Offering Amount”) in accordance with Tier II of Regulation A as set forth under the Securities Act of 1933, as amended, (“Reg A Tier II” or “Tier II”). The Company intends to offer the Shares described herein on a continuous and ongoing basis pursuant to Rule 251(d)(3)(i)(f). Further, the acceptance of Investor subscriptions, may be briefly paused at times to allow the Company to effectively and accurately process and settle subscriptions that have been received. (See “Terms of the Offering” below.) The Company may increase the Maximum Offering Amount at its sole and absolute discretion, subject to qualification by the SEC of a post-qualification amendment.

Prior to this Offering, there has been no public market for the Shares, and none is expected to develop. The Offering price is arbitrary and does not bear any relationship to the value of the assets of the Company. The Company does not currently have plans to list any Shares on any securities market, however it reserves the right to do so in the future. Investing in the Company through the purchase of Shares involves risks, some of which are set forth below. See the section titled “Risk Factors” to read about the factors an Investor should consider prior to purchasing Shares.

Investors who purchase Shares will become Shareholders of the Company (“Investors” or “Shareholders” subject to the terms of the Articles of Incorporation and the Bylaws of the Company (see Exhibit 2, the “Articles of Amendment to Articles of Incorporation of Medical 21, Inc.” and Exhibit 2A “Bylaws”) once the Company deposits the Investor’s investment into the Company’s main operating account.

The Officers will receive compensation from the Company as employees. (See “Risk Factors”, “Compensation of Directors and Officers” below.) Investing in the Shares is speculative and involves substantial risks, including risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment. (See “Risk Factors” below starting on Page 4.)

As of the date of this Offering Circular, the Company has engaged KoreConX as transfer agent in relation to this Offering.

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THAT INFORMATION AND THOSE REPRESENTATIONS SPECIFICALLY CONTAINED IN THIS OFFERING CIRCULAR; ANY OTHER INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON. ANY PROSPECTIVE PURCHASER OF THE SECURITIES WHO RECEIVES ANY OTHER INFORMATION OR REPRESENTATIONS SHOULD CONTACT THE COMPANY IMMEDIATELY TO DETERMINE THE ACCURACY OF SUCH INFORMATION AND REPRESENTATIONS. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS OFFERING CIRCULAR SET FORTH ABOVE.

THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR HAS BEEN SUPPLIED BY THE COMPANY. THIS OFFERING CIRCULAR CONTAINS SUMMARIES OF DOCUMENTS NOT CONTAINED IN THIS OFFERING CIRCULAR, BUT ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCES TO THE ACTUAL DOCUMENTS. COPIES OF DOCUMENTS REFERRED TO IN THIS OFFERING CIRCULAR, BUT NOT INCLUDED AS AN EXHIBIT, WILL BE MADE AVAILABLE TO QUALIFIED PROSPECTIVE INVESTORS UPON REQUEST.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)((F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN ONE (1) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D) (3)(I)((F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR. THE COMPANY INTENDS TO OFFER THE SHARES DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE.

The Company will commence sales of the Shares immediately upon qualification of the Offering by the SEC. The Company approximates sales will commence at during Q2 - 2022

	Price to Public*	Commissions**	Proceeds to the Company
Amount to be Raised per Share	$5.80	$0.174	$5.626
Minimum Investment Amount	$116	$3.48	$112.52
Minimum Offering Amount	N/A	N/A	N/A
Maximum Offering Amount	$40,000,000	$1,200,000	$38,000,000

*The Offering price to Investors was arbitrarily determined by the Board.

** The Company is not using an underwriter for the sale of Shares. These commissions listed are those for Rialto Markets, a FINRA broker-dealer. Rialto Markets is entitled to 3% on all sales of securities as placement agent. If securities are sold through the efforts of Rialto Markets an additional 8% will be due to Rialto Markets up to a maximum of $800,000. The commissions due to Rialto Markets are conditional on the services provided by Rialto Markets with respect to any one sale. See “Plan of Distribution “ below.

FORWARD LOOKING STATEMENTS

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use of words such as “anticipated”, “projected”, “forecasted”, “estimated”, “prospective”, “believes”, “expects,” “plans”, “future”, “intends”, “should”, “can”, “could”, “might”, “potential”, “continue”, “may”, “will”, and similar expressions identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular.

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Articles of Amendment to Articles of Incorporation of Medical 21, Inc. and the Bylaws, copies of which are attached hereto as Exhibit 2 and Exhibit 2A, respectively, and should be carefully read in their entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and these documents, Articles of Incorporation and Bylaws shall prevail and control, and no Investor should rely on any reference herein to the Articles of Incorporation or Bylaws without consulting the actual underlying documents.

COMPANY INFORMATION AND BUSINESS	Medical 21, Inc. is a Minnesota corporation with a principal place of business located at 15070 23rd Avenue North, Minneapolis, MN 55447.
MANAGEMENT	The Company is managed by a Board of Directors. The Board is comprised of one (1) Director, Dr. Manny Villafaña, Ph.D.Sc., the founder, an owner, and the Chief Executive Officer of the Company.
THE OFFERING	This Offering is the second capital raise by the Company in its history. The Company has previously raised money under Rule 506(c) of Regulation D. The Company is selling Company equity in the form of Common Stock (the “Common Stock” or the “Shares”) through this Offering. The Company will use the Proceeds of this Offering to scale up its operations. See “Use of Proceeds” below
SECURITIES BEING OFFERED	The Shares are being offered at a purchase price of $5.80 per Share. The Minimum Offering Amount for any Investor is $116.00. Upon purchase of the Shares, a Shareholder is granted (i) the right to vote on all matters subject to a Common Stock vote; and (ii) the right to receive dividends or disbursements, when the Board declares such dividends or disbursements. For a complete summary of the rights granted to Shareholders, see “Description of the Securities” below.
COMPENSATION TO DIRECTORS	The Company pays Dr. Manny Villafaña, Ph.D.Sc. a salary for his role as Director and Officer. For more information on his compensation, see “Compensation of the Directors and Officers” section below. The Director, Officers, and employees of the Company will not be compensated through commissions for the sale of the Shares through this Offering.
PRIOR EXPERIENCE OF COMPANY MANAGEMENT	Dr. Manny Villafaña, Ph.D.Sc., Founder, Director, and CEO, has extensive experience as a business manager, financier and entrepreneur. Dr. Manny Villafaña, Ph.D.Sc. has founded many companies including Cardiac Pacemakers, Inc., St. Jude Medical, Inc., ATS Medical, Inc., and Kips Bay Medical, Inc. For a complete description of his background, see “Directors, Officers, Significant Employees” below.
INVESTOR SUITABILITY STANDARDS

The Shares will not be sold to any person unless they are a “Qualified Purchaser”. A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” as described in the next below.

Each person acquiring Shares may be required to represent that he, she, or it is purchasing the Shares for his, her, or its own account for investment purposes and not with a view to resell or distribute the securities.

Each prospective purchaser of Shares may be required to furnish such information or certification as the Company may require determining whether any person or entity purchasing Shares is an Accredited Investor if such is claimed by the Investor.

LIMITATIONS ON INVESTMENT AMOUNT	For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Shares. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Shares cannot be more than 10% of the greater of the purchaser’s (1) annual income or net worth if purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year if purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each Investor should review to review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Shares.
COMMISSIONS FOR SELLING Shares	The Shares will be offered and sold directly by the Company, the Board, the Officers, and Company’s employees. No commissions for selling the Shares will be paid to the Company, the Board, the Officer, or the Company’s employees.

The Company has engaged Rialto Markets, a registered independent FINRA broker-dealer, as placement agent for this Offering. Rialto Markets is entitled to 3% on all sales of securities as placement agent. If securities are sold through the efforts of Rialto Markets an additional 8% will be due to Rialto Markets up to a maximum of $800,000. The commissions due to Rialto Markets are conditional on the services provided by Rialto Markets with respect to any one sale. See “Plan of Distribution “ below.

NO LIQUIDITY	There is no public market for the Shares, and none is expected to develop in the near future. Additionally, the Shares will be transferable, in accordance with Minnesota law. However, the shares will not be listed for trading on any exchange or automated quotation system. (See “Description of the Securities” below.) Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Shares. (See “Risk Factors” below.)

SELLING SECURITYHOLDERS	There are no selling security holders in this Offering.
COMPANY EXPENSES	Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the Offering, the operation of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs and expenses associated with the acquisition, rehabilitation, holding and management of real estate and costs and expenses associated with the disposition of real estate or other Company assets.

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

RISKS RELATED TO THE COMPANY AND ITS BUSINESS

The Company is brand new and has no operating history.

The Company has no established business operations, and it is unclear at this point which, if any, of the Company’s current and intended plans may come into fruition and, if they do, which ones will be a success. The Company has incurred a net loss and has recorded no revenues since inception. There is no assurance that the Company will ever be able to establish successful business operations, become profitable or generate sufficient revenues to operate business or pay dividends.

The Company may not be able to develop a commercially viable Graft on the timetable they anticipate, or at all.

The Company’s Graft may be difficult to scale to a commercially viable level since it must meet expectations that it is equivalent or superior to traditional cardiac grafts in terms of efficacy, safety, and cost efficiency. The Company still needs to develop and refine the Graft and the Graft manufacturing process to ensure that the product meets performance goals and cost targets. The Company needs to perform additional laboratory and clinical trials and may encounter problems and delays. If the clinical trials reveal technical defects or reveal that the Company’s products do not meet performance goals and cost targets, the Company’s commercialization schedule could be delayed as the Company attempts to devise solutions to the defects or problems. If the Company is unable to find solutions, the Company’s business may not be viable.

The Company may not be able to successfully execute the business plan.

In addition to the requirement to successfully develop the Graft’s technology for commercial success, the Company must also raise significant amounts of capital, foster relationships with key suppliers and attract customers. There is no guarantee that the Company will be able to achieve or sustain any of the foregoing within the anticipated timeframe or at all – even though the Company’s principals are long-time industry professionals, who have been working for decades building relationship in the cardiac surgery industry. The Company may exceed the budget, encounter obstacles in research and development activities, or be hindered or delayed in implementing the Company’s commercialization plans, any of which could imperil the Company’s ability to secure customer contracts and begin generating revenues. In addition, any such delays or problems would require the Company to secure additional funding over and above what the Company currently anticipates they require to sustain business, which the Company may not be able to raise.

The Company relies on a single product line.

The Company’s primary product line is the Graft. The Company’s survival in near term depends on being able to sell Grafts to a sufficient number of customers to make a profit. The Company’s current customer base is still small, and the Company will only succeed if it can attract more customers for its primary product and maintain those customers.

The Company has not yet generated revenue or profit and it may take a long time for the Company to become profitable.

This is a pre-revenue Company and has not yet generated any revenue or profit. The Company does not yet have customers, since the gaining of customers is conditional upon regulatory approval of the device (see “Description of the Business” below). The Company hopes to obtain a CE Mark (allowing for sales in the EU, EEA, and EFTA) and also to obtain approval of the Graft by the U.S. Food and Drug Administration (“FDA”). The Company is working towards having sales of products, but the Company anticipates that it will take three (3) years to reach a breakeven point and at least for (4) to five (5) years achieve profitability, if at all.

The Company has not yet generated revenue or profit and it may take a long time for the Company to become profitable.

The Company is new and has not yet generated any revenue or profit. The Company does not yet have customers. The Company will work towards having sales of products in 2024, but the Company anticipates that it will take at least forty-eight (48) months until the Company reaches profitability. The Company’s ability to raise capital and to commercialize the Graft may be materially impacted by the COVID-19 pandemic. The full impact on the economy and the capital markets in the U.S. and the rest of the world from the COVID-19 pandemic are uncertain, in terms of both scale and duration. The high level of volatility in the capital markets may make it difficult to raise funds, especially for early stage companies that involve higher risk. If the Company raises sufficient funds to begin the work of commercializing Company products, the Company may have difficulty securing supplies needed or manufacturing and distribution partners. The impact of social distancing measures and related workforce reductions may negatively impact the ability of suppliers to deliver the Company to the components the Company needs for manufacture or the ability of any of the Company’s potential partners to operate effectively to meet Company requirements. In addition, many of the third parties that the Company would rely on for production and distribution are likely to be highly engaged in manufacturing products aimed at combatting the pandemic by manufacturing testing supplies and equipment, medical equipment and/or potential treatments. The Company cannot assure an investor that, should they raise sufficient funds, they will be able to contract with suppliers, manufacturing partners or distribution partners at a level that would allow the Company to achieve profitability, or at all.

The Company’s products may not achieve market acceptance thereby reducing the chance for success.

The Company is only in the early stages of selling first products. It is unclear whether these products and their features or other unanticipated events may result in lower sales than anticipated, which could force the Company to limit expenditures on research and development, advertising, and general Company requirements for improving and expanding product offerings. The Company cannot guarantee consumer demand or interest in current or future product offerings, which could have a material adverse effect on business, results of operations, and overall financial condition.

If the market chooses to buy competitive products and services, the Company may fail.

Although the Company believes that its Graft will be commercially viable, there is no verification by the marketplace that the Graft will be accepted by or purchased by customers at the scale desired by the Company. If the market chooses to continue to use competing products/procedures, it may be more difficult for the Company to ever become profitable which would be substantially harm the business and, possibly, cause it to fail whereby the Investors could lose their entire investment. In addition to Company dependency on their continued services, Company future success will also depend on the ability to attract and retain additional future key personnel. The Company may face intense competition for such qualified individuals from well-established and better financed competitors. The Company may not be able to attract qualified new employees or retain existing employees, which may have a material adverse effect on the Company’s results of operations and financial condition.

The Company will require additional funding to develop and commercialize the Graft. If the Company is unable to secure additional financing on acceptable terms, or at all, the Company may be forced to modify its current business plan or to curtail Company planned operations.

The Company anticipates incurring significant operating losses and using significant funds for the execution of the clinical trials and manufacturing capability scaling. The Company’s existing cash resources are insufficient to finance these operations. Accordingly, the Company will need to secure additional sources of capital to develop their business and Graft, as planned. The Company intends to seek substantial additional financing through public and/or private financing, which may include equity and/or debt financings, and through other arrangements, including collaborative arrangements. As part of such efforts, the Company may seek loans from certain of their executive officers, directors and/or current shareholders.

If the Company is unable to secure additional financing in the near term, the Company may be forced to: (1) Curtail or abandon the Company’s existing business plans; (2) Default on any debt obligations; (3) File for bankruptcy; (4) Seek to sell some or all of Company assets; and/or (4) Cease business operations.

If the Company is forced to take any of these steps, the Company’s common stock may lose significant value or become worthless.

Any future financing may result in ownership dilution to the Company’s existing Shareholders and may grant rights to future investors more favorable than the rights currently held by the Company’s existing Shareholders.

If the Company raises additional capital by issuing equity, equity-related, or convertible securities, the economic, voting and other rights of the Company’s existing shareholders may be diluted, and those newly-issued securities may be issued at prices that are at a significant discount to current and/or then fair market value of the Shares. In addition, any such newly issued securities may have rights superior to those of the Company’s common stock as offered through this Offering. If the Company obtains additional capital through collaborative arrangements, they may be required to relinquish greater rights to technologies or product candidates than the Company might otherwise have or become subject to restrictive covenants that may affect business.

Revenue derived from large orders could adversely affect the Company’s gross margin and could lead to greater variability in the Company’s quarterly, semi-annual, and annual results.

Large orders may be more sensitive to changes in the global industrial economy, may be subject to greater discount variability, lower gross margins, and may contract at a faster pace during an economic downturn compared to smaller orders. To the extent that the amount of Company net sales derived from large orders increases in future periods, either in absolute dollars or as a percentage of overall business, the Company’s gross margins could decline, and the Company could experience greater volatility and see a greater negative impact from future downturns in the global industrial economy.

Defects or errors in the clinical trial stage could set back the success of candidates, requiring further investment without a guaranteed outcome.

Although the Company has conducted significant animal testing, the Company’s Graft design may contain undetected defects or errors when placed into human clinical trials, which could materially and adversely affect the Company’s reputation, result in significant costs to the Company and impair their ability to sell their products in the future. The costs incurred in correcting any defects or errors may be substantial and could adversely affect operating results. Furthermore, the Graft may contain undetected defects or errors when first introduced to the market or as new versions are released, which could materially and adversely affect the Company’s reputation, result in significant costs to the Company and impair their ability to sell Company products in the future. The costs incurred in correcting any defects or errors may be substantial and could adversely affect operating results.

The FDA, other regulatory bodies and other comparable foreign regulatory authorities each have substantial discretion in the approval process and may either refuse to consider the company application for review or may form the opinion after review of the data that the Company’s application is insufficient to grant approval for commercial use.

Commercialization of the Graft will require FDA and other regulatory approval in the future. The FDA, Swissmedic/Council of the European Union (“COUNCIL”), and other comparable foreign regulatory authorities each have substantial discretion in the approval process and may either refuse to consider the business’s application for human clinical trials or may form the opinion after review of the Company’s clinical trial data that the application for the Graft is insufficient to allow approval of the Graft for human health applications. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in United States. Moreover, any approvals that the Company obtains may not cover all of the clinical indications for which the Company will seek approval, or could contain significant limitations in the form of narrow indications, warnings, precautions or contraindications with respect to conditions of use. In such an event, the Company’s ability to generate revenues from such products would be greatly reduced and its business would be harmed.

Failure to obtain approval to market the Company product for human health applications may limit Company prospects for growth.

The Company will require approval from the FDA and similar agencies in other countries prior to marketing Company products for human use. The Company will need to establish, to the satisfaction of those organizations, that their products are safe and effective for use. Because the Company’s Graft is novel and represents a great departure from the status quo, the Company cannot refer to existing technology to support their application and, as a result, cannot assure Investors that the Company will receive approval. In addition, the Company believes that the resources of the FDA are heavily engaged in monitoring, reviewing and approving testing solutions for COVID-19 and the underlying virus, SARS-CoV-2, and they may not have sufficient staffing or other resources to review the Company’s application in a timely manner. As a result, the Company may not be in a position to pursue human health applications for a significant period of time.

The regulatory approval process of the FDA, the COUNCIL and other comparable domestic and foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable, and if the Company is unable to obtain timely regulatory approval for product candidates, the business will be substantially harmed.

The Company is not permitted to market product candidates in the US or the EU until approval from the FDA and the COUNCIL, respectively, or in any foreign countries until the Company receives the requisite approval from such countries. Prior to submitting for FDA and COUNCIL for approval of the Graft for human health application, the Company will need to initiate and complete multiple clinical trials. Successfully completing the company’s clinical program and obtaining approval is a complex, lengthy, expensive and uncertain process, and the FDA or COUNCIL may delay, limit or deny approval of the company’s product candidates for many reasons, including, among others, because:

(1) The Company may not be able to demonstrate that their product candidates are safe and effective in treating patients to the satisfaction of the FDA, COUNCIL, or other applicable foreign regulatory agencies;

(2) The results of the Company’s clinical trials may not meet the level of statistical or clinical significance required by the FDA, COUNCIL, or other applicable foreign regulatory agencies for marketing approval;

(3) The FDA, COUNCIL, or other applicable foreign regulatory agencies may disagree with the number, design, size, conduct or implementation of the Company’s clinical trials;

(4) The FDA, COUNCIL, or other applicable foreign regulatory agencies may require that the Company conduct additional clinical trials;

(5) The FDA, COUNCIL, or other applicable foreign regulatory authorities may not approve the labeling or specifications of the Company’s product candidates;

(6) The contract research organizations (CROs) and other contractors that the Company may retain to conduct clinical trials may take actions outside of Company control that materially adversely impact the clinical trials;

(7) The FDA, COUNCIL, or other applicable foreign regulatory agencies may find the data from preclinical studies and clinical trials insufficient to demonstrate that the Graft is safe and effective for its proposed indications;

(8) The FDA, COUNCIL, or other applicable foreign regulatory agencies may disagree with the Company’s interpretation of data from their preclinical studies and clinical trials;

(9) The FDA, COUNCIL, or other applicable foreign regulatory agencies may not accept data generated at the Company’s clinical trial sites or may disagree with the Company over whether to accept efficacy results from clinical trial sites outside the US, outside the EU, or outside a specific country, as applicable, where the standard of care is potentially different from that in the US or in the EU, as applicable;

(10) If and when the applications for regulatory approval are submitted to the FDA, COUNCIL, or other foreign regulatory agencies, as applicable, the regulatory authorities may have difficulties scheduling the necessary review meetings in a timely manner, may recommend against approval of the Company’s application or may recommend or require, as a condition of approval, additional preclinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

(11) The FDA, COUNCIL or other applicable foreign regulatory agencies may change their approval policies or adopt new regulations.

Any of these factors, many of which are beyond Company control, could increase development costs, jeopardize the Company’s ability to obtain regulatory approval for and successfully market the Graft and generate product revenue. Moreover, because their business is entirely dependent on the approval of the Graft by the respective agencies, any such setback in the Company’s pursuit of regulatory approval would have a material adverse effect on business and prospects.

The Company’s ability to raise capital and commercialize their medical device products may be materially affected by the COVID-19 pandemic.

In December 2019, the 2019 novel coronavirus (“COVID-19”) surfaced in Wuhan, China. The World Health Organization declared a global emergency on January 30, 2020, with respect to the outbreak and several countries, including the United States, have initiated travel restrictions. The final impacts of the outbreak, and economic consequences, are unknown and still evolving.

The Company’s ability to raise capital and to commercialize the Company’s Graft may be materially impacted by the COVID-19 pandemic. The full impact on the economy and the capital markets in the U.S. and the rest of the world from the COVID-19 pandemic are uncertain, in terms of both scale and duration. The high level of volatility in the capital markets may make it difficult to raise funds, especially for early stage companies that involve higher risk. If the Company raises sufficient funds to begin the work of commercializing the Graft, the Company may have difficulty securing supplies needed or manufacturing and distribution partners at a level that would allow the Company to achieve profitability, or at all.

Risks Related to Development and Regulatory Approval of The Company’s Product

There may be a high rate of failure for Graft candidates proceeding through clinical trials.

There may be a high rate of failure for Graft candidates proceeding through clinical trials. The Company may suffer significant setbacks in their clinical trials, similar to the experience of a number of other companies in medical device industry, even after receiving promising results in earlier trials. Further, even if the Company views the results of a clinical trial to be positive, the FDA or other regulatory authorities may disagree with their interpretation of the data. For instance, because a large percentage of subjects in the Company’s pivotal trials for the Graft may be enrolled at sites outside the U.S., differences in efficacy results between U.S. and non-U.S. sites could cause the FDA to require additional trials.

Clinical trials for the Graft are expensive, time consuming, uncertain and susceptible to change, delay or termination.

Clinical trials are expensive, time consuming and difficult to design and implement. The result of a clinical trial may be undesirable and can result in a clinical trial cancellation or the need for re-evaluation and supplementation. Even if the results of the clinical trials are favorable, the clinical trials for the Graft are expected to continue for several years and may even take significantly longer to complete. In addition, the Company, the FDA, the COUNCIL, the various IRBs, or other regulatory authorities, may suspend, delay or terminate the Company’s clinical trials at any time, for various reasons.

Risks Related to the Securities and the Offering

The Company is controlled by its Chairman/Board of Directors, and only Common Stock Shareholders have voting rights.

The Company’s founder, Dr. Manny Villafaña, Ph.D.Sc, is the beneficial owner of or has a right to acquire a majority of the Company’s Shares as of the date of this Offering Circular, but upon a successful Offering (where the Maximum Offering Amount is raised) will not own a majority of the Company’s voting stock. Investors in this Offering will not have a majority of voting Shares and therefore will not have the have the ability to control a vote of the Shareholders without consensus from other Common Stock Shareholders.

Dr. Manny Villafaña, Ph.D.Sc is the sole Director on the Board of Directors as of the date of this Offering Circular. Dr. Manny Villafaña, Ph.D.Sc has the majority of the voting power of the Shares, and as the sole Director, Dr. Manny Villafaña, Ph.D.Sc has complete control as to the direction of the Company. There is a disproportionate reliance on Dr. Manny Villafaña, Ph.D.Sc for the operation of the Company, and therefore a risk that the direction of the Company may change if Dr. Manny Villafaña, Ph.D.Sc is unable to perform his duties as Director and Officer.

There is no current market for the Shares.

There is no formal marketplace for the resale of Company Shares and none is expected to arise for the foreseeable future. Investors should assume that they may not be able to liquidate their investment.

The Offering price of the Company’s Shares was not established on an independent basis; the actual value of an investment may be substantially less than what Investor pays for the securities.

The Company’s Board of Directors established the Offering price of the Company’s Shares on an arbitrary basis. The selling price of the Shares bears no relationship to the book or asset values or to any other established criteria for valuing Shares. Because the Offering price is not based upon any independent valuation, the Offering price may not be indicative of the proceeds that an Investor would receive upon liquidation. Further, the Offering price may be significantly more than the price at which the Shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

DILUTION

On January 1, 2022 the Board passed a resolution approving a 2 to 1 stock split for all shareholders of record as of January 17, 2022. As of January 1, 2021 the Company only had one Director and Officer, Dr. Manny Villafaña, Ph.D.Sc. – who has owned his Shares since founding the Company in 2016. Before the stock split, Dr. Manny Villafaña, Ph.D.Sc. owned 4,360,000 Shares. After the stock split, he owns 8,720,000 Shares. Dr. Manny Villafaña, Ph.D.Sc. purchased these Shares more than one (1) year prior to the date of this Offering Circular.

PLAN OF DISTRIBUTION

The Offering will be made through general solicitation, direct solicitation, and marketing efforts whereby Investors will be directed to the Portal (medical21.com) to invest. The Company has engaged Rialto Markets, an independent FINRA broker-dealer to assist with the Share sales in exchange for a 3% commission fee on the aggregate sales. The Offering is conducted on a best-efforts basis. No Commissions or any other renumeration for the Share sales will be provided to the Company, the Directors, any Officer, or any employee of the Company, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

The Company will not limit or restrict the sale of the Shares during this 12-month Offering. No market exists for the Shares and no market is anticipated or intended to exist in the near future, therefore there is no plan to stabilize the market for any of the securities to be offered.

Directors, Officers, and employees of the Company are primarily engaged in the Company’s business of developing and manufacturing medical devices, and none of them are, or have ever been, brokers nor dealers of securities. The Directors, Officers, and employees will not be compensated in connection with the sale of securities through this Offering. The Company believes that the Directors, Officers, and employees are associated persons of the Company not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no Director, Officer, or employee is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Exchange Act at the time of their participation; (2) no Director, Officer, or employee will be compensated in connection with his participation by the payment of commissions or by other remuneration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no Director, Officer, or employee is an associated person of a broker or dealer; (4) the Directors, Officers, and employees primarily perform substantial duties for the Company other than the sale or promotion of securities; (5) no Director, Officer, or employee has acted as a broker or dealer within the preceding twelve months of the date of this Offering Circular; (6) no Director, Officer, or employee will participate in selling this Offering after more than twelve months from the Effective Date of the Offering.

Rialto Markets LLC (“Rialto”) has agreed to act as placement agent to assist in connection with this Offering. Rialto is not purchasing or selling any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. However, Rialto has agreed to use their best efforts to arrange for the sale of the Shares offered through this Offering Circular. In addition, Rialto may engage other brokers to sell the securities on their behalf. Rialto will receive compensation for sales of the Shares offered and sold through pursuant to this Offering at a rate of 3% of the Gross Proceeds for a maximum of $1,200,000. In addition, the Company may pay Rialto 8% of the Gross Proceeds from the sale of up to $10,000,000 in Common Stock resulting from the direct selling efforts of Rialto not to exceed $800,000.

The Company will also publicly market the Offering using general solicitation through methods that include e-mails to potential Investors, the internet, social media, and any other means of widespread communication.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website at medical21.com and via of the EDGAR filing system.

The following table shows the total discounts and commissions payable to Rialto in connection with this Offering by the Company:

In the event that Rialto’s targeted selling efforts lead to sales of up to $10,000,000 in Shares of Common Stock, Rialto will be entitled to 8.0% of the Gross Proceeds from the sale of such shares of Common Stock not to exceed $800,000.

	Price Per Share	Total Offering
Public Offering Price	$5.80	$40,000,000
Placement Agent Commissions	$0.174	$1,200,000
Proceeds, Before Expenses	$5.626	$38,000,000

Other Terms

Rialto has also agreed to perform the following services in exchange for the compensation discussed above:

- Act as lead broker for the Offering, coordinating efforts of parties involved and providing regulatory guidance;

- Manage the back-end process of the Offering Platform technology, Investors use to invest in the Offering;

- Reviewing marketing materials if requested;

- Performing AML/KYC checks on all Investors, and;

- Providing other financial advisory services normal and customary for Regulation A offerings and coordinate with the Company’s registered transfer agent and legal representatives.

In addition to the commissions described above, the Company will also pay $5,000 to Rialto for out-of-pocket accountable expenses paid prior to commencing the Offering. This fee will be used for the purpose of coordinating filings with FINRA (Form 5110). In addition, the Company will pay Rialto $6,500 consulting fee upon the issuance of the FINRA No Objection Letter and a $5,000 Blue Sky filing service fee for managing the filings required for Blue Sky regulations. The Company will forward the fees required for state notice filing fees, estimated to be approximately $13,000. Assuming the full amount of the offering is raised, and that Rialto's targeted selling efforts lead to sales of $10,000,000, the Company estimates that the total fees and expenses of the Offering payable by the Company to Rialto will be approximately $1,200,000. Maximum expected out of pocket expenses total $18,750.

Selling Securityholders

There are no selling securityholders in this Offering.

USE OF PROCEEDS

	25%	50%		75%	100%
1. Marketing	1,000,000 (10%)	1,500,000	(%)	3,500,000 (11.67%)	5,500,000 (13.75%)
2. Scaling Manufacturing Capacity/Add’l Applications	2,000,000 (20%)	2,000,000	(%)	2,000,000 (6.67%)	15,000,000 (37.5%)
3. Clinical Studies	5,000,000 (50%)	10,000,000	(%)	10,000,000 (33.33%)	15,000,000 (37.5%)
4. Working/Reserve Capital	2,000,000 (20%)	6,500,000	(%)	14,500,000 (48.33%)	4,500,000 (11.25%)
Total	10,000,000	20,000,000		30,000,000	40,000,000

  Marketing

The Company intends to spend upwards of $5,500,000 worldwide on marketing for the Company’s products. The Company intends to market the Graft through the use of independent representatives. To expand the representative base, the Company will need to expand educational infrastructure including hiring training employees and the creation of media for training and sales purposes. Additional uses include costs for travel, marketing materials, and advertising.

  Scaling Manufacturing Capacity

The Company intends to spend approximately $15,000,000 on scaling manufacturing capacity. The Company is currently in the process of developing a manufacturing facility in Plymouth, MN. Upon a successful offering the Company intends to develop an additional 2 facilities. Each of these facilities will be redeveloped by the Company to conform to the requirements of Good Manufacturing Practices as required by the FDA. In addition to redevelopment of the facility(ies), the Company must purchase a significant amount of specialized manufacturing and testing equipment. The Company intends to use these Proceeds to increase the manufacturing employee base.

  Clinical Studies

The Company intends to use approximately $15,000,000 of the Proceeds to engage in FDA and OUS (“Outside United States”) Clinical studies. The Company estimates each clinical study subject will cost the approximately $10,000 - $20,000 per patient. For more information on the nature of these clinical studies, please see Description of the Business below.

  Working/Reserve Capital

The Company intends to use $4,500,000 of the Proceeds for working capital. Included in this use is payment of salaries, benefits, legal and other professional services, and other administrative costs.

DESCRIPTION OF THE BUSINESS

Corporate History

Medical 21, Inc. was founded as a Minnesota C- Corp on February 12, 2016 with the authority to issue 50,000,000 Shares – 40,000,000 Common Shares and 10,000,000 undesignated shares. The Company has executed two stock splits during its lifetime. The first stock split was executed on October 15, 2018. In this first stock split all Shares of outstanding stock (as of 10/5/18) two for one (2:1). The second stock split was executed on January 1, 2022. In this second stock split all Shares of outstanding stock (as of 01/17/22) two for one (2:1).

Introduction to the Company

Medical 21 is a development stage medical device Company founded by Dr. Manny Villafaña, Ph.D.Sc., in 2016 to significantly improve the quality of life for cardiac bypass patients by eliminating the need to harvest vessels from the legs and other parts of the body through the creation and development of an artificial graft. The Company has developed and intends to commercialize and market an artificial, nitinol-supported thin wall tubular graft, the MAVERICS Graft, (“Graft”) to bypass lesions in the heart and other parts of the body.

The Company intends to use the Proceeds of this Offering to (1) commence and execute human clinical trials of the MAVERICS Graft; (2) obtain regulatory approval from national health agencies in key global markets; (3) increase the Company’s capacity for manufacturing of the MAVERICS Graft; (4) expand the marketing and sales activities of the Company.

The MAVERICS Graft

The MAVERICS Graft is a thin walled cylindrical device fitted with a clinically tested nitinol support, reinforcing the artificial tubular construct against internal physiologic blood pressure. Over the previous year, The Company has successfully implanted their device into ovine animals with outcomes that warrant human clinical trials as regulated by various national agencies. As of the date of this offering Circular, the Company is: (1) completing the remaining pre-clinical testing required for regulatory submissions; (2) implementing quality and manufacturing systems to comply with regulatory agencies; and, (3) developing clinical strategies and regulatory documentation to obtain EU, FDA, and other relevant government approvals.

Intended Clinical Trials

The Company is using some of the Proceeds of this Offering to execute human clinical trials for the Graft in Switzerland and the United States, then in other jurisdictions.

Swissmedic - Switzerland

In Switzerland, research projects involving one or more human subjects, undertaken to systematically assess the safety or performance of medical devices are deemed to be clinical trials of medical devices. The Human Research Act (HRA) and Ordinance on Clinical Trials with Medical Devices (ClinO-MD) define the corresponding requirements for clinical trials with medical devices and devices without a medical purpose listed in Article 1 of the Medical Devices Ordinance (MedDO). They transpose the provisions of the European medical device regulation into Swiss law and define national requirements and procedures.

Clinical trials fall under category C if the medical device carries a CE-mark but will not be used in accordance with the CE-marked instructions for use (off-label use, Category C1), or is not CE-marked (C2), or when its placing on the market or use is prohibited in Switzerland (C3).

These “pre-market” trials require the authorization of Swissmedic and the cantonal ethics committee.

As the Company has not yet gained a CE mark for the Graft, the Graft would be categorized as a C2 Medical Device. The Company has already contacted medical practitioners in Switzerland to conduct the study after Proceeds have been raised through this offering to execute the study. Presuming a successful human clinical study, the Company expects to have a CE mark issued within 18 to 24 months.

The Food and Drug Administration - (United States)

The Company is using some of the Proceeds of this offering to execute human clinical trials for the Graft initially in Switzerland and the United States. The Graft is designated as an “Implant” by the FDA meaning that the Graft “is a device that is placed into a surgically or naturally formed cavity of the human body and is intended to remain there for a period of 30 days or more. In order to protect public health, FDA may determine that devices placed in subjects for shorter periods are also implants.” The Company intends to submit the clinical trial with the FDA under an “Investigational Device Exemption” (an “IDE”). An IDE refers to the regulations under 21 CFR 812. An approved IDE means that the Institutional Review Board (“IRB”) (and FDA for significant risk devices) has approved the sponsor’s study application and all the requirements under 21 CFR 812 are met. As stated by the FDA:

Under FDA regulations, an IRB is an appropriately constituted group that has been formally designated to review and monitor biomedical research involving human subjects. In accordance with FDA regulations, an IRB has the authority to approve, require modifications in (to secure approval), or disapprove research. This group review serves an important role in the protection of the rights, safety and welfare of human research subjects.

The purpose of IRB review is to assure, both in advance and by periodic review, that appropriate steps are taken to protect the rights, safety and welfare of humans participating as subjects in the research. To accomplish this purpose, IRBs use a group process to review research protocols and related materials (e.g., informed consent documents). The IRB must monitor and review an investigation throughout the clinical study.

If an IRB determines that an investigation involves a significant risk device, it must notify the investigator and, if appropriate, the sponsor. The sponsor may not begin the investigation until approved by FDA.

Company Intellectual Property

Patents

The Company currently owns multiple issued United States Patent and Trademark Office (“USPTO”) Utility Patent and an issued USPTO and Patent Cooperation Treaty (“PCT”) Patent. The Company was assigned these patents from the University of Iowa Research Foundation.

The Company has acquired licensing rights to intellectual property from the University of Iowa Research Foundation These patents are related to implantable medical devices, including membranes for use in artificial blood vessel grafts, heart valves, etc. See Exhibit 6 “Amendment to the License Agreement between University of Iowa Research Foundation and Medical 21, Inc.”

Market for the Graft

Currently, to perform coronary artery bypass graft surgery, the surgeons must harvest arteries from the patient’s limbs. This is a dangerous, painful, expensive, and inefficient procedure in addition to the coronary bypass surgery.

The Company expects that the use of the Graft will improve quality of life for cardiac bypass patients by eliminating the need to harvest vessels from the legs and other parts of the body, which will also reduce overall healthcare costs in the cardiac bypass market. Based on discussions with cardiologists and cardiovascular surgeons around the world, the Company believes that the MAVERICS Graft would be a welcome addition to the techniques, products, and tools of heart specialists who treat blocked arteries in their patients. Recent publications have indicated superior long-term outcomes in coronary bypass procedures as compared to procedures involving drug-eluting coronary stents.

The Company’s initial entry into the global market for coronary bypass grafts will be into a market, which in 2017 was estimated (by Life Science Intelligence Global Procedure Volumes Database 2018) to have been comprised of approximately 800,000 bypass operations worldwide per year. On average, each coronary bypass operation uses 3-4 grafts per procedure. Although this market had been shrinking in recent years, it is currently seeing growth due to issues concerning late thrombosis in drug-eluting coronary stents.

Medical 21’s management team collectively possess decades of experience in the successful development, manufacturing, sales, and marketing of medical products to the domestic and international healthcare markets.

The Company believes that the first product developed by Medical 21, its MAVERICS Graft, will fulfill a current need in the coronary artery bypass market. The Company intends to price its product to appeal to a managed-care market that stresses the lowest total cost for all treatment parameters.

Plan of Distribution

After approval by the relevant authorities, the Company intends to initially distribute the Graft in the United States and Europe. Within the United States, the Company will engage in direct sales to customers. The customers in the United States primarily consist of hospitals and hospital systems. Generally speaking, the cardiac surgeons have the discretion on whether to use a device and/or engage in a procedure. Once the decision has been made to use a certain device, the surgeon will direct the hospital administration to purchase the product. Initially, the Company expects to receive orders for approximately 10 – 30 units at a time, until the Graft is adopted more regularly by cardiac surgeons – after which the Company expects to sell in bulk and at much higher quantities.

The Company intends to utilize distributors to affect international sales. The Company’s officers have longstanding relationships with many international medical device distributors. These distributors will be responsible for maintaining sales and regulatory compliance within each international market. Additionally, the Company intends on using some of the Proceeds for international marketing efforts.

Total Number of Employees

As of the Date of this offering Circular, the Company has seven full time employees and no part-time employees.

Legal Proceedings

The Company is not presently a party to any material litigation, nor is any litigation known to be threatened against the Company. Furthermore, the Company has no bankruptcies, investigations, or criminal proceedings to disclose.

Licensing for Graft Technology

As a condition of obtaining all rights to the material technology underlying the Graft, the Company has entered into a royalty payment agreement with University of Iowa, Iowa City, Iowa. In return, the Company has agreed to pay a customary and market-rate royalty on the net revenue (billed/invoiced sales less discounts, commissions, credits, returns and sales tariffs) received from sales of the Graft at the end of each calendar year after. The Company has provided a redacted copy of the licensing agreement as Exhibit 6 “Amendment to the License Agreement between University of Iowa Research Foundation and Medical 21, Inc.”

Special Characteristics of the Company’s Operations and Competing Products/Procedures

The Company is subject to stringent regulation both before, during, and after approval by the FDA and other global regulatory agencies.

FDA Approval

The Company believes that the Graft will be regulated in the United States as a Class III medical device by the FDA under the Federal Food, Drug and Cosmetic Act. The FDA classifies medical devices into one of three classes based upon controls the FDA considers necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls such as labeling, adherence to good manufacturing practices and maintenance of product complaint records, but are usually exempt from premarket notification requirements. Class II devices are subject to the same general controls and also are subject to special controls such as performance standards and may also require clinical testing prior to approval. Class III devices are subject to the highest level of controls because they are life-sustaining or life-supporting devices. Class III devices require rigorous preclinical and clinical testing prior to their approval and generally require a pre-market approval, or PMA by the FDA prior to their sale.

Manufacturers must file an Investigational Device Exemption, or IDE, application if human clinical studies of a device are required and if the FDA considers investigational use of the device to represent significant risk to the patient. The IDE application must be supported by data, typically including the results of animal and nonclinical laboratory testing of the device. The animal and nonclinical laboratory testing must meet the FDA’s good laboratory practice requirements. If the IDE application is approved by the FDA, human clinical studies may begin at a specific number of investigational sites with a maximum number of patients, as approved by the FDA. The clinical studies must be conducted under the review of an independent institutional review board to ensure the protection of patients’ rights.

Generally, upon completion of these human clinical studies, a manufacturer seeks approval of a Class III medical device from the FDA by submitting a PMA application. A PMA application must be supported by extensive data, including the results of the clinical studies, as well as testing and literature to establish the safety and effectiveness of the device. PMA approval may be conditional upon the conduct of certain post-approval studies, such as long-term follow-up studies.

FDA regulations will require the Company to register as a medical device manufacturer with the FDA. Because of this, the FDA will most likely inspect the Company on a routine basis for compliance with the Quality System Regulation, or QSR. These regulations require that the Company manufactures its products and maintains related documentation in a prescribed manner with respect to manufacturing, testing and control activities. The Company expects to undergo regular QSR inspections in connection with the manufacture of the Graft at the Company’s facility(ies). Further, the FDA most likely will require the Company to comply with various FDA regulations regarding labeling. Failure by the Company or by the Company’s suppliers to comply with applicable regulatory requirements can result in enforcement action, which may include any of the following sanctions:

- warning letters, fines, injunctions, consent decrees and civil penalties;

- customer notifications, recall or seizure of the Company’s products;

- operating restrictions, partial suspension or total shutdown of production;

- delay in processing applications for new products or modifications to existing products;

- mandatory product recalls;

- withdrawing approvals that have already been granted; and

- criminal prosecution.

The medical device reporting laws and regulations require the Company to provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of the Company’s devices, as well as product malfunctions that likely would cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA prohibits an approved device from being marketed for off-label use. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a Company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution.

The Company will also subject to other federal, state and local laws, regulations, and recommendations relating to safe working conditions, laboratory, and manufacturing practices.

FDA Early Feasibility Studies Program – The Company has decided to apply for an Early Feasibility Study for the Graft with the FDA, as stated by the FDA on its website:

An early feasibility study (“EFS”) is a limited clinical investigation of a device early in development. It typically:

-enrolls a small number of subjects;

-is used to evaluate the device design concept with respect to initial clinical safety and device -functionality; and

-may guide device modifications.

CDRH's EFS Program facilitates the conduct of early feasibility studies in the United States to increase access for patients to potentially beneficial technologies and to support device innovation. EFS concepts are described in the FDA guidance document, Investigational Device Exemptions (IDEs) for Early Feasibility Medical Device Clinical studies, Including Certain First in Human (FIH) Studies.

The EFS Program provides a mechanism for innovators to work directly with, sponsors, FDA review teams, and clinicians to work together early so they can increase the efficiency of their device development. Early clinical experience obtained from an EFS can provide insights for sponsors and FDA review teams into device proof of concept, patient characteristics that may impact performance, operator technique refinements, device safety, necessary device modifications, and human factors.

Components of the EFS Program include:

- Opportunities for interactive review

- Assistance in submission preparation from an EFS Program representative

- Potential for less non-clinical data to support study initiation relative to the data needed for larger clinical studies based on use of clinical mitigation strategies

- New mechanisms for timely device and clinical protocol modifications

Plan of Operations

  Apply for and Submit the Graft for Human Clinical Testing in European Jurisdiction and with the FDA;
  Conduct Human Clinical Trials; (approx. $10,000 – $20,000 per patient in the clinical trial)
  Scale manufacturing capability of the Company, improve internal processes by optimizing the MAVERICS Graft handling and developing consistency in manufacturing;
  Receive Regulatory Approvals. The Company anticipates EU approval for the device for commercial use in 2024. The Company anticipates the FDA will approve the device for commercial use in 2026.

The Company anticipates this Plan of Operations will take approximately $15,000,000-$25,000,000 to execute. The Company is not reasonably able determine the costs of each step at this time due to the conditionality of the human clinical trial process(es).

DESCRIPTION OF PROPERTY

As of the Date of this offering Circular, the Company does not own real property or business personal property of material significance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION OF THE COMPANY

Medical 21, Inc. is a privately-held entity organized in February 2016 in the State of Minnesota.

Components of Results of Operations

The following discussion of our financial conditions and results of operations should be read in conjunction with the financial statements and the related notes included elsewhere in this Offering Statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. The Company’s actual results could differ significantly from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of December 31, 2021.

Revenue/Net Loss from Operating Activities

The Company is, and has been, solely focused on further development of its Graft through research and testing. As of the date of this Offering Circular, the Company has never been profitable. In FY2021 the Company had a Net loss of $3,860,264. In FY2020 the Company had a Net loss of $1,822,522. This represents an increase in Net loss of $2,037,724 or 112%. The reason for this increase is an increase in Company expenditures (materials, equipment, professional fees, employee costs) in support of research and development activities.

Operating Expenses

The Company classifies its Operating Expenses as salaries & benefits, research and development, general and administrative expenses, and other operating expenses (professional fees, travel and entertainment and rent). In FY2021 the Company had Operating Expenses totaling $3,860,545. In FY2020 the Company had Operating Expenses totaling of $1,824,341. This represents an increase in Operating Expenses of $2,036,204 or 111.6%. The reason for this increase is an increase in Company expenditures for research and development.

Research and Development Expense

The Company’s research and development efforts are focused on the continued development of the Graft, including animal testing in preparation of human clinical trials. Research and development expenses consist primarily of materials, equipment, and manufacturing costs to design, develop, and test the Graft in clinical settings. Also included are parts, tools and equipment acquired to produce prototypes for testing.

In FY2021, the Company spent $870,248 on research and development expenses. In FY2020, the Company spent $478,221 on research and development expenses. This represents an increase of $392,027 or 81.9%. The reason for this increase is increased research and development activities by the Company in FY 2021.

The Company anticipates that the Company will increase these expenses significantly upon a successful Offering as the Company will begin human clinical trials. (see “Use of Proceeds”) above.

Salaries and benefits

In FY2021, the Company spent $2,380,301 on salary and benefit expenses. In FY2020, the Company spent $885,777 on salary and benefit expenses. This represents an increase of $1,494,524 or 168.7%. The reason for this increase is the hiring of new employees and increased use of professionals in the Company’s research lab.

Due to Shareholders

On December 31, 2019 15,778,228 Shares of Common Stock were outstanding, with a total balance Due to Shareholders of $1,852,109.

On December 31, 2020 16,602,228 Shares of Common Stock were outstanding, with a total balance Due to Shareholders of $2,451,410. This represents an increase of $599,301 or 32.3%. The reason for this increase was due to the sale of common stock to investors under regulation D 506(c) exemption from registration.

On December 31, 2021 18,065,830 Shares of Common Stock were outstanding, with a total balance Due to Shareholders of $4,490,248. This represents an increase of $2,038,838 or 83.1%. The reason for this increase was due to the sale of common stock to investors under regulation D 506(c) exemption from registration.

Liquidity and Capital Resources

As of December 31, 2021, the Company had cash of $3,514,121, total assets of $3,689,736. On December 31, 2020, the Company had cash of $1,339,050, total assets of $2,451,410. This represents an increase in $2,175,071 (or 162%) in cash and $2,189,144 (or 89.3%) in total assets.

The Company has financed its operations primarily through the sale of common stock.

The Company will have additional capital requirements during fiscal year 2022 to conduct the human clinical testing and execute the other anticipated uses of the Proceeds (see “Use of Proceeds” above. Therefore, the Company will attempt to raise additional capital through the sale of its securities in this Regulation A+ offering. The Company’s initial offering is for a maximum of 6,896,552 Shares of its Common Stock at price of $5.80 per share, with potential aggregate gross Proceeds of $40,000,000.

There can be no assurance that the Company will be successful in acquiring additional funding at levels sufficient to fund its future capital requirements. If the Company is unable to raise additional capital in sufficient amounts or on terms acceptable to it, the Company may have to significantly reduce, delay, scale back or discontinue the development of its technologies and patents or discontinue operations completely.

DIRECTORS, OFFICERS, & SIGNIFICANT EMPLOYEES

Directors/Officers

Name	Position	Age	Term of Office	Approximate Hours per week
Dr. Manny Villafaña, Ph.D.Sc	Director/Chief Executive Officer of Company (“C.E.O.”)/Chief Financial Officer	81	June 2016 – Present	Full Time

Significant Employees

Name	Position	Age	Term of Office	Approximate Hours per week
Eric Solien	Senior Research Scientist	62	November 2021 – Present	Full Time
Chaid Schwarz, Ph.D.	Head of Research and Development	38	June 2016 – Present	Full Time
Jeff Vreeman	Head of Manufacturing	47	October 2018 – Present	Full Time

Directors/Officers

Dr. Manny Villafaña, Ph.D.Sc.: Founder, Chairman of the Board, CFO and CEO

Manny started his career with Medtronic, Inc. as the Company's first international sales administrator. Manny went on to found Cardiac Pacemakers, Inc. (CPI), a CRM Company that revolutionized the pacemaker industry by introducing a long-life lithium iodine pacemaker, a technology still utilized today by 100% of the market. CPI was ultimately acquired by Eli Lilly & Company, which spun out CPI as Guidant, which in turn was acquired by Boston Scientific, Inc. for $27 billion. After CPI, Manny founded St. Jude Medical, Inc. Manny led St. Jude Medical's development of a novel heart valve that still dominates the mechanical valve replacement market. St. Jude Medical was acquired by Abbott for $30 billion in 2016.

Manny has also founded and led the public offering for medical technology companies such ATS Medical, Inc., acquired by Medtronic, which developed the latest generation of open-pivot mechanical heart valves, and Kips Bay Medical, Inc.

Manny has received numerous awards and honors for his accomplishments, including: the “Living Legend of Medicine” award from the World Society of Cardio Thoracic Surgeons; the Ellis Island Medal of Honor; the Grand Prize Recipient - Mediterranean Institute of Cardiology; the Ernst & Young LLP National Master Entrepreneur of the Year; the 2016 MDEA Lifetime Achievement Award; the Boys and Girls Club of America Hall of Fame; and inductions into both the Minnesota Business Hall of Fame and the Science and Technology Hall of Fame. Manny, a native of the South Bronx of New York, attended Cardinal Hayes High School, Bronx, New York and in 2014, received an honorary Doctor of Science degree in Biomedical Engineering from the University of Iowa, Iowa City.

Significant Employees

Eric Solien: Senior Research Scientist

Eric has over 30 years of experience in pre-clinical cardiovascular research. Eric began his career with the University of Minnesota's Cardiovascular Research Laboratory (known today as Experimental Surgical Services) and held several positions there before leaving as the Associate Program Director. Eric served as Study Director and Senior Research Surgeon at Surpass Incorporated (previously River Valley Farms and Charles River Labs, Interventional and Surgical Services) and was a member of the research teams developing novel devices for coronary artery bypass at HeartStent Corporation and Kips Bay Medical, Inc. Eric is a certified Surgical Research Specialist and has a Bachelor of Science degree in Biology from the University of Minnesota.

Duties:

Management and oversight of the Company’s preclinical research;

Performing experimental device implantation;

Device development support;

Clinical trial activities;

Physician training and facility expansion.

Chaid Schwarz, Ph.D.: Head of Research and Development

Chaid received his Ph.D., in Biomedical Engineering from the University of Iowa. His research interests encircle notions of ‘thin’ tissued engineered constructs and biological membranes. These interests have intersected in the fields of cardiovascular biomechanics, biomaterials, and the mechanical assessment of soft tissues. While at the University of Iowa, he designed, developed and tested materials for transcatheter deliverable heart valves, stents and computationally modeled endovascular grafts for the treatment of abdominal aortic aneurysms. Additionally, he investigated the mechanical effects of severe diabetes on Descemet’s membrane, a thin membrane on the back of the cornea which impacts our vision. At Medical 21, he is leading research and development efforts including the technical design, testing and preliminary manufacturing of our tissue engineered arterial bypass graft.

Duties:

Head of Medical 21 research and development;

Lead technical design and testing of medical devices;

Set timelines for research and development;

Identification and sourcing of test and manufacturing equipment;

Negotiate supplier and research related contracts;

Manage intellectual property;

Lead technical presentations;

Support preclinical implant efforts and manage research and development personnel;

Oversee lab chemicals and safety.

Jeff Vreeman: Head of Manufacturing.

Jeff has over 20 years of experience in medical device engineering, having held positions in manufacturing/operations, process development, product development/R&D, and Quality. Much of Jeff’s career has been with small companies and startups, including Kips Bay Medical where he helped develop and manufacture the nitinol knit. He has extensive experience with nitinol and nitinol processing, lean manufacturing, and quality systems. Jeff has a BS in Mechanical Engineering from the University of North Dakota.

Duties include (but are not limited to):

Identifying, procuring and properly qualifying/training equipment;

Facilities and personnel required to accurately and repeatably manufacture devices to required standards;

Lead quality systems and documentation and supporting personnel;

Lead receiving, incoming inspection, sterilization and finished goods storage and shipments and related personnel;

Support R&D development tasks and builds;

Lead plant meetings and necessary organizational updated meetings; set timelines, budgets and resources for process development and manufacturing.

Family Relationship Disclosure

There is no familial relationship between any of the persons named above.

Legal Proceedings Disclosure

There are no legal proceedings to disclose on behalf of the Company, its Directors, or Officers, including but not limited to bankruptcy, civil, or criminal proceedings.

COMPENSATION OF THE MANAGEMENT

Name	Capacity for Compensation	Cash Compensation	Other Compensation	Total Compensation
Dr. Manny Villafaña, Ph.D.Sc.	Director/Chief Executive Officer of Company (“CEO”)/Chief Financial Officer	$275,000	$1,391,650* (Stock Options)	$1,666,650

*Using the Black-Scholes model for valuation. This number represents the total number of options issued Dr. Manny Villafaña, Ph.D.Sc. since January 2016.

Aggregate Compensation to Directors

The Company has one (1) Director, Dr. Manny Villafaña, Ph.D.Sc. Total Compensation to all Directors is $275,000.

Stock Options

Dr. Manny Villafaña received multiple option grants beginning in January 2016, for a total of 3,600,000 Shares. 1,325,000 of those Shares are vested as of February 1, 2022.

Each grant has a 10-year term and an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The vesting schedule for all these options is not based on performance of the option holders, and vesting of the options occurs automatically, conditional upon an option-holder’s continued business relationship with the Company and an employee, consultant, or advisor.

Increases in Compensation/Bonuses

The Company may disburse bonuses to employees of the Company. The amount of any such bonus cannot be determined at this time, and the issuance of any bonus is at the sole discretion of Dr. Manny Villafaña.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Title of Class	Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of Class
Common Stock	Dr. Manny Villafaña[1]	8,720,000	1,325,000 Common Stock Shares (Pursuant to Stock Options)	51.8%

(1) Manuel A. Villafaña Revocable Trust Agreement:

Mailing Address: P.O. Box 47946, Minneapolis, MN 55447

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There have not been any transactions by management or other persons within the past two fiscal years that require disclosure under this section. Furthermore, there are no contingency fees of other persons.

DESCRIPTION OF THE SECURITIES

Summary of Company Equity

The Company has two authorized classes of equity stock, Common Stock and undesignated shares. As of the date of this Offering Circular, no undesignated Shares are outstanding.

Description of the Common Stock Offered through this Offering

The voting, dividend, and liquidation rights of the holders of the Common Stock are set by the Articles of Amendment to Articles of Incorporation of Medical 21, Inc. (see Exhibit 2) and the relevant Minnesota Statutes.

Dividends

Minn. Stat. Section 302A.551 - DISTRIBUTIONS

Subdivision 1. When permitted.

(a) The board may authorize and cause the corporation to make a distribution only if the board determines, in accordance with subdivision 2, that the corporation will be able to pay its debts in the ordinary course of business after making the distribution and the board does not know before the distribution is made that the determination was or has become erroneous.

(b) The corporation may make the distribution if it is able to pay its debts in the ordinary course of business after making the distribution.

(c) The effect of a distribution on the ability of the corporation to pay its debts in the ordinary course of business after making the distribution shall be measured in accordance with subdivision 3.

(d) The right of the board to authorize, and the corporation to make, distributions may be prohibited, limited, or restricted by, or the rights and priorities of persons to receive distributions may be established by, the articles or bylaws or an agreement.

(Subdivisions 2 and 3 not provided)

Subdivision. 4. Restrictions.

(a) A distribution may be made to the holders of a class or series of shares only if:

(1) All amounts payable to the holders of shares having a preference for the payment of that kind of distribution, other than those holders who give notice to the corporation of their agreement to waive their rights to that payment, are paid; and

(2) The payment of the distribution does not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of liquidation to the holders of shares having preferential rights, unless the distribution is made to those shareholders in the order and to the extent of their respective priorities or the holders of shares who do not receive distributions in that order give notice to the corporation of their agreement to waive their rights to that distribution.

A determination that the payment of the distribution does not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of liquidation to the holders of shares having preferential rights is presumed to be proper if the determination is made in compliance with the standard of conduct provided in section 302A.251 on the basis of financial information prepared in accordance with accounting methods, or a fair valuation, or other methods, reasonable in the circumstances. Liability under section 302A.251 or 302A.559 will not arise if the requirements of this paragraph are met.

(b) If the money or property available for distribution is insufficient to satisfy all preferences, the distributions shall be made pro rata according to the order of priority of preferences by classes and by series within those classes unless those holders who do not receive distributions in that order give notice to the corporation of their agreement to waive their rights to that distribution.

Voting

The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There is no cumulative voting for Common Stock.

Redemption Provisions

Common Stock does not have any redemption rights.

Sinking Fund Provisions

The Amended Certificate of Incorporation does not contain any Sinking Fund Provisions.

Liability to Further Calls

The Amended Certificate of Incorporation does not contain any provisions regarding liability to further calls.

Restrictions on Alienability

The Shares have no restrictions on alienability for Shares of Common Stock.

Part F/S

 Financial Statements and Independent Auditor’s Report

for

Medical 21, Inc.

December 31, 2021 and 2020

INDEPENDENT AUDITOR’S REPORT

To the Stockholders of Medical 21, Inc.

Opinion

We have audited the accompanying financial statements of Medical 21, Inc. (the “Company”), which comprise of the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP’).

Basis of Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“U.S. GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue and auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with U.S. GAAS will always detect material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgement made by a reasonable user based on the financial statements.

In performing an audit in accordance with U.S. GAAS, we:

Exercise professional judgement and maintain professional skepticism throughout the audit.

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

Evaluate the appropriate of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

Conclude whether, in our judgement, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among others matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

s/ Assurance Dimensions

Jacksonville, Florida

January 31, 2022

ASSETS

Current assets:	2021	2020
Cash	$3,514,121	$1,339,050
Prepaid expenses	175,615	4,561
Total current assets	3,689,736	1,343,611

Intangible assets, net	152,412	169,079
Property and equipment, net	798,406	938,720
Total assets	4,640,554	$2,451,410

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:	2021	2020
Accounts payable and accrued liabilities	$150,306	$—
Total Liabilities	150,306	—

Shareholders’ equity:
Common stock, $0.01 par value, 100,000,000 shares authorized; 18,065,830 and 16,602,228 shares issued and outstanding for 2021 and 2020, respectively	180,658	166,022
Additional paid-in capital	13,570,249	7,658,801
Accumulated deficit	(9,260,659)	(5,400,413)
Total Stockholders’ equity	4,490,248	2,451,410
Total liabilities and stockholders’ equity	$4,640,554	$2,451,410

Medical 21, Inc.

Statements of Operations

For the Years Ended December 31, 2021 and 2020

Operating revenue	2021	2020
Operating expenses:	$	$
Salaries & benefits	2,380,301	885,777
Research & development expanses	870,248	478,221
Professional fees	129,522	103,455
Depreciation and amortization	182,622	143,580
Insurance	105,916	95,190
Rent expense	80,866	79,148
Travel expense	51,876	16,469
Office expense	28,955	18,637
Bank charges	24,352	360
Other expenses	5,887	3,504
Total operating expenses	3,860,545	1,824,341
Operating loss	(3,860,545)	(1,824,341)
Other income:
Interest income	299	1,819
Total other income	299	1,819
Net loss	$(3,860,246)	$(1,822,522)

Medical 21, Inc.

Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2021 and 2020

	Common	Stock
	Shares	Amount	Additional Paid-In capital	Accumulated deficit	Total
Balance at December 31, 2019	15,778,228	$157,782	$5,272,218	$(3,577,891)	$1,852,109
Issuance of common stock	824,000	8,240	2,051,760	—	2,060,000
Stock-based compensation expense	—	—	361,823	—	361,823
Net loss	—	—	—	(1,822,522)	(1,822,522)
Balance at December 31, 2020	16,602,228	166,022	7,685,801	(5,400,413)	2,451,410
Issuance of common stock	1,463,602	14,636	4,331,864	—	4,346,500
Stock-based compensation expense	—	—	1,552,584	—	1,552,584
Net loss	—	—	—	(3,860,246)	(3,860,246)
Balance at December 31, 2021	18,065,830	$180,658	$13,570,249	$(9,260,659)	$4,490,248

Medical 21, Inc.

Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

Cash flows from operating activities:	2021	2020
Net loss	$(3,860,246	$(1,822,522)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	182,622	143,580
Stock-based compensation expense	1,552,584	361,823
Changes in assets and liabilities:
Prepaid expenses	(54)	12,763
Accounts payable and accrued liabilities	150,306	—
Net cash used by operating activities	(1,974,788)	(1,304,356)
Cash flows from investing activities:
Purchase of property and equipment	(25,641)	(74,776)
Net cash used by investing activities	(25,641)	(74,776)
Cash flows from financing activities:
Prepaid equity raise costs	(171,000)	—
Proceeds from common stock issued	4,346,500	2,060,000
Net cash provided by financing activities	4,175,500	2,060,000
Net change in cash	2,175,071	680,868
Cash at beginning of period		658,182
Cash at end of period	$3,514,121	$1,339,050
Supplemental and non-cash disclosures
Cash paid for income taxes	$—	$—
Cash paid for interest	$—	$—

The accompanying notes are an integral part of these financial statements.

Notes to the Financial Statements

December 31, 2021 and 2020

Note A – Nature of Business

Medical 21, Inc. (the “Company”) is a Minnesota corporation organized in February 2016 to produce artificial grafts that eliminate the harvesting of vessels for cardiac bypass surgery, which improves the quality of life for patients and reduces costs for the healthcare system. The Company is currently in the developmental stages. The Company has its office in Plymouth, Minnesota.

Note B – Summary of Significant Accounting Policies

Basis of Accounting

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates include inventory reserves for obsolescence, allowance for uncollectible loans, depreciable lives of property and equipment and stock based compensation. Actual results could differ from those estimates.

Recent Accounting Pronouncements Not Yet Adopted

The Company periodically reviews new accounting standards that issued as Accounting Standards Updates (“ASU”) by the Financial Accounting Standard Board (“FASB”). The Company carefully considers all new pronouncements that alter previous U.S. GAAP, and has identified the following new accounting standards that it believes merits further discussion. Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have material impact on the financial statements upon adoption.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This Guidance amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheet. Under ASU 2020-05, ASU 2016-02 is effective for years beginning on or after December 15, 2021. Management is evaluating the impact of this ASU on the Company’s financial reporting.

In August 2020, the FASB issued ASU 2020-06, Debt- Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) – Accounting for Convertible Instruments and Contracts on an Entity’s Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to quality for the derivative scope exception, which will permit more equity contracts to qualify for the exceptions. The ASU also simplifies the diluted net income per share calculation in certain areas. The new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, and early adoption is permitted. The Company is currently evaluating the impact of the adoption of the standard on the financial statements.

Note B – Summary of Significant Accounting Policies (continued)

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40).The new ASU addresses issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options. This amendment is effective for all entities, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact this new guidance will have its financial statements.

Cash

The Company deposits cash and cash equivalents with financial institutions which management believes is of high credit quality. The Company does not believe it is exposed to significant risk. At December 31, 2021 and 2020, there were no cash equivalents.

Prepaid Equity Raise Costs

The Company capitalizes all costs directly related to a specific equity raise and offsets them against proceeds of the raise when the raise is completed. The Company had a balance of approximately $171,000 in prepaid equity raise costs that are included in prepaid expenses on the accompanying balance sheet as of December 31, 2021. Management has reviewed the costs and has determined they are realizable.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred. Betterments and renewals are capitalized. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations. The straight-line method of depreciation is used over the following estimated useful lives:

Lab equipment 7 Years

Leasehold improvements Lease Term

Computers & software 3-5 Years

Additions and improvements are capitalized, while replacements, maintenance, and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. Gains and losses from the disposition of assets are recorded in the year of disposition.

Intangible Assets

Intangible assets consist of patents and patents pending. Patents and patents pending are being amortized on the straight-line method over fifteen years, but not exceeding the initial expiration date of the patent.

Impairment of Long-Lived Assets

Long-lived assets such as property and equipment, and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If this review reveals an indicator of impairment, as determined based on estimated undiscounted cash flows, the carrying amounts of the related long-lived assets are adjusted to fair value. Management has determined that there has been no impairment in the carrying value of its long-lived assets as of December 31, 2021 and 2020.

Note B – Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company is in the development stage. There were no revenues generated in 2021 or 2020.

Stock-Based Compensation

For stock-based compensation awards, the Company measures compensation costs for these awards to employees based upon the fair value of the award on the date of grant. The compensation cost is recognized over the requisite service period, which is generally the vesting period. The Company considers expected award forfeitures when determining the compensation cost to be recognized. The Company estimates the fair value of stock options using the Black-Scholes valuation model.

Product Testing and Research

The Company expenses product testing and research & development costs as incurred.

Income Taxes

The Company utilizes an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company’s income tax returns are subject to review and examination by federal and state authorities in accordance with prescribed statutes. When accrued, interest and penalties related to unpaid taxes are included in income tax expense.

The Company adopted the income tax standard for uncertain tax positions. As a result of this implementation, the Company evaluated its tax positions and determined that it has no uncertain tax positions as of December 31, 2021 and 2020. The Company’s 2018-2021 tax years are open for examination for federal and state taxing authorities.

Note C – Intangible Assets

Intangible assets consisted of the following as of December 31:

	2021	2020	Useful Life (years)
Intellectual property	$252,413	$252,413	15
Less: accumulated amortization	(100,001)	(83,334)
Intangible assets, net	$152,412	$169,079

Amortization expense charged to operations for the years ended December 31, 2021 and 2020 was approximately $17,000.

Note C – Intangible Assets (continued)

The following is a schedule of the estimated amortization expense for intangible assets over the remaining useful life:

Years ending December 31,
2022	$16,667
2023	16,667
2024	16,667
2025	16,667
2026	16,667
Thereafter	16,667
69,077
$152,412

Note D – Property and Equipment

Property and equipment consisted of the following as of December 31:

	2021	2020
Lab equipment	$934,298	$917,047
Leasehold improvements	257,621	257,621
Computers & software	16,886	8,496
Total property and equipment	1,208,805	1,183,164
Less: accumulated depreciation	(410,399)	(2444,444)
Property and equipment, net	&798,406	$938,720

For the years ended December 31, 2021 and 2020, the depreciation expense was approximately $166,000 and $127,000, respectively.

Note E – Stockholder’s Equity

In January 2022, the board of directors authorized a 2:1 stock split effective for all outstanding shares as of December 31, 2021. The authorized and the issued shares on the balance sheets and the financial statements reflect the completion of the split.

Note F – Income Taxes

No provision or benefit for federal or state income taxes has been reflected for the years ended December 31, 2021 and 2020 since the Company reported losses and has established a valuation allowance against the total net deferred tax asset.

Note F – Income Taxes (continued)

Significant components of the Company’s deferred tax assets and liabilities are as follows as of December 31:

	2021	2020
Net operating loss carryfoward	$1,770,080	$1,248,846
Property and equipment	(38,868)	(27,494)
Valuation allowance	(1,731,212)	(1,221,352)
Net deferred tax asset	$	$

The entire balance of the deferred tax asset has been offset by a valuation allowance since there may be limitations on the amount of net operating loss carryforwards which can be used in future years, and utilization of net operating loss carryforwards cannot be sufficiently assured at December 31, 2021 and 2020.

At December 31, 2021 and 2020, the Company had federal net operating loss carryforwards of approximately $6,200,000 and $4,300,000, respectively. Approximately $660,000 of the federal net operating loss will expire between 2036 and 2037. Net operating loss beginning in 2018 may be carried forward indefinitely but are limited to 80% of the taxable income in any one tax period. The utilization of the net operating loss carryforwards may be limited in the case of certain events including significant changes in ownership interests. The Company’s federal and state blended tax rate was 28.74% for the years ended December 31, 2021 and 2020.

Note G – Stock Option Plan

In January 2016, the Company established the 2016 Equity Incentive Plan (the “2016 Plan”). The purpose of the plan is to provide a method whereby directors, executive officers, key employees and outside consultants of the Company who are presently making and are expected to make substantial contributions to the Company’s future management and growth, may be forced incentives, and may be motivated by increased personal involvement in the fortunes and success of the Company to continue in its service thereby advancing the interests of the Company and its shareholders. The Company reserved 20,000,000 shares of common stock under the 2016 plan.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatility of an industry sector index. The expected life of options granted is derived from the termination date related to the option. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The following assumptions were used to determine the fair value of the stock options for the years ended December 31, 2021 and 2020:

	2021	2020
Estimated fair value of underlying stock at grant date	$0.16 - $0.60	$0.16 - $0.60
Expected price	$2.50 - $3.75	$2.50
Expected life	10 years	10 years
Risk-free interest rates	0.34% - 3.09%	0.34% - 3.09%
Volatility	0%	0%

Note G – Stock Option Plan (continued)

Total stock-based compensation charged to operations for option-based arrangements amounted to approximately $1,553,000 and $362,000, respectively, for the years ended December 31, 2021 and 2020. At December 31, 2021, there was approximately $3,912,000 of unrecognized stock-based compensation expense.

A summary of the status of the Company’s outstanding stock options as of December 31, 2021 and 2020, and changes during the two years is as follows:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2019	10,260,000	$1.025
Granted	744,000	2.50
Exercised	—	—
Forfeited	(1,400,000)	0.04
Outstanding at December 31, 2020	9,604,000	0.97
Granted	9,108,280	3.63
Exercised	—	—
Forfeited	—	—
Outstanding at December 31, 2021	18,712,280	2.27

A summary of the status of the Company’s outstanding stock options as of December 31, 2021 and 2020 is as follows:

	December 31, 2021			December 31, 2020
Exercise Prices	Shares	Contractual Life (Days)	Exercise Prices	Shares	Contractual Life (Days)
$0.013	2,400,000	1,472	$0.013	2,400,000	1,837
0.25	400,000	1,472	0.25	400,000	1,837
0.125	1,600,000	1,472	0.125	1,600,000	1,837
0.50	600,000	1,711	0.50	600,000	2,076
0.75	560,000	2,164	0.75	560,000	2,529
1.125	1,300,000	2,466	1.125	1,300,000	2,831
2.50	3,502,280	3,182	2.50	2,744,000	3,317
3.75	8,350,000	3,608
Total	18,712,280		Total	9,604,000

Note H – Commitments and Contingencies

Operating Leases

The Company leases its office space under a non-cancellable operating lease which expires in December 2022. Rent expense is recognized on a straight-line basis over the term of the lease. Total rent expense associated with the operating leases amounted to approximately $81,000 and $79,000 for the years ended December 31, 2021 and 2020, respectively.

Future minimum rental payments under non-cancellable operating leases (with initial or remaining lease terms in excess of one year) for each of the five years subsequent to December 31, 2021 are:

2022 $49,622

COVID-19

In March 2020, Congress established the Paycheck Protection Program (“PPP”) to provide relief to small businesses during the coronavirus pandemic (“COVID-19”) as part of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The legislation authorized Treasury to use the Small Business Association’s 7(a) small business lending program to fund forgivable loans that qualifying businesses could spend to cover payroll, mortgage interest, rent, and utilities during the “Covered Period” defined as the 24-week period starting on the date the PPP loan proceeds are received. The Company received a PPP loan of $83,400. Upon meeting certain criteria as specified in the PPP program, the loan was eligible for partial or total forgiveness.

In June 2020, the AICPA issued Technical Question and Answer (“TQA”) 3200.18, Borrower Accounting for a Forgivable Loan Received Under the Small Business Administration Paycheck Protection Program. The TQA addresses accounting for not-for-profit entities that believe the PPP loan represents, in substance, a grant that is expected to be forgiven, it may account for the loan as revenue. The TQA further states that if such an entity expected to be forgiven, it may account for the loan as revenue. The TQA further states that if such entity expects to meet the PPP’s eligibility criteria and concludes that the PPP loan represents in substance, a grant that is expected to be forgiven, it may analogize to International Accounting Standard (“IAS”) 20 to account for the PPP loan. IAS 20 provides a model for the accounting of different forms of government assistance, which includes forgivable loans. Under this model, government assistance is not recognized until there is reasonable assurance (similar to the probable threshold in U.S. GAAP) that any conditions attached to the assistance will be met and the assistance will be received.

The Company applied for and received proceeds of $83,400 through the PPP program in April 2020, and used all of the funds for covered eligible expenses from April 2020 to June 2020. The loan was forgiven in January 2021. In analogizing to IAS 20, the Company considers the PPP loan a grant in 2020, and it is recorded as a reduction to related payroll expenses in salaries & benefits on the statements of operations.

Due to the COVID-19 outbreak in 2020, the Company was not closed at any point. Additionally, there were no staff furloughed or terminated due to COVID-19. Overall, the Company was not significantly affected by COVID-19.

Due to the level of risk this virus may have on the global economy, it is at least reasonably possible that it could have an impact on the operations of the Company in the near term that could materially impact the Company’s financial statements, however, management does not believe there will be any future impact. In addition, with vaccines and therapeutics coming to market, these will also help to mitigate any potential future losses.

Note I – Subsequent Events

In preparing the accompanying financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through January 31, 2022, the date the financial statements were available to be issued. Management has determined that all subsequent events have been properly disclosed.

PART III - EXHIBITS

Exhibit Index

Exhibit 2. Articles of Amendment to Articles of Incorporation of Medical 21, Inc.*

Exhibit 2A: Bylaws

Exhibit 4. Subscription Agreement*

Exhibit 6. Amendment to the License Agreement between University of Iowa Research Foundation and Medical 21, Inc.*

Exhibit 8. Escrow Agreement*

Exhibit 11. Written Expert Consent Letter of Assurance Dimensions

Exhibit 12. Legal Opinion of Trae O’Neil High*

Exhibit 13: Testing the Waters Materials

*Exhibit provided in March 10, 2022 filing, please refer to this filing for Exhibit

Signature Page

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, MN, on April 21, 2022.

(Exact name of the Issuer as specified in its Charter)

Medical 21, Inc.

15070 23rd Avenue North

Minneapolis, MN 55447

(952) 221-3104

By:

s/Dr. Manny Villafaña, Ph.D.Sc

Director, CEO of Medical 21, Inc.

(Date): April 21, 2022

Location Signed: Minneapolis, MN

This Offering Statement has been signed by the following Officers in the capacities and on the dates indicated.

s/Dr. Manny Villafaña, Ph.D.Sc

CEO, Medical 21, Inc.

(Date): April 21, 2022

Location Signed: Minneapolis, MN

This Offering Statement has been signed by the following Directors in the capacities and on the dates indicated.

s/Dr. Manny Villafaña, Ph.D.Sc

Director of Medical 21, Inc.

(Date): April 21, 2022

Location Signed: Minneapolis, MN